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                      [ServiceSoft Corporation Letterhead]

                                                                   Exhibit 10.13


January 20, 1999

Mr. Paul Maguire
30 Cobb Road
Ashburnham, MA 01430                   by mail and fax


Dear Paul,

It gives me great pleasure to confirm our verbal offer of employment as Vice President of Sales that was discussed with you. We at ServiceSoft believe that you will be a key contributor to the company's success. You will report to David Tarrant, CEO, and we expect your starting date to be February 3, 1999 or sooner. This offer expires January 27, 1999.

Your initial compensation as an at-will employee will be a semi-monthly base salary of $5,833.33, which is equivalent to $140,000 annually. In addition, you will participate in the ServiceSoft 1999 Incentive Compensation Plan. Under the Plan, you will earn a commission on 1999 revenue of .5% for revenue between 0 and $10 million, and 1% for revenue over $10 million. In addition, you will receive a one time bonus payment of $7,500 if 1999 revenue is above $15 million. In addition, we will pay you a monthly, recoverable draw against future commissions of $5,000 for the first six months of your employment.

In addition to your salary, we will recommend to the Board of Directors of ServiceSoft Corporation that you be granted a stock option for 175,000 shares of its Common Stock at a price per share to be set by the Board. The stock option will be subject to certain restrictions and will vest over a four-year period, with 25% of the stock vesting on the first anniversary, and a 2.08% on each subsequent month anniversary of the grant. Other benefits include eight paid holidays, four optional days, three personal days and ten vacation days annually (accrued monthly), sick days, life insurance, disability insurance, a 401(k) plan, and contributory health and dental insurance. Your employment is contingent on you signing our customary Employee Non-Disclosure and Inventions Agreement and your agreement to ServiceSoft's standard employee policies and procedures as adopted from time to time.

Paul, I truly believe that you will realize both the professional and personal rewards you seek at ServiceSoft. I look forward to your joining us and expect that we will have a long and satisfying relationship. As indication of your acceptance of this offer, please sign the enclosed copy of this letter and return it by January 27, 1999.


Sincerely,

/s/ Stephen M. Harrison
-----------------------------------
Stephen M. Harrison
CFO & VP of Operations


I understand, agree to, and accept this offer.


Signed:                                         Date:
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